                                                                    Exhibit 23.1
                                                                    ------------



As independent public accountants, we hereby consent to the incorporation by reference of our report dated September 11, 1997, included in the Thousand Trails, Inc. (the "Company") Form 10-K for the year ended June 30, 1997, and to all references to our Firm included in the registration statements covering the Company's 1991 Employee Stock Incentive Plan, 1993 Stock Option and Restricted Stock Purchase Plan, the 1993 Director Stock Option Plan, and the Stock Option Agreement dated as of August 1, 1996, between the Company and William J. Shaw.



/s/ Arthur Andersen LLP

Dallas, Texas
September 29, 1997